Exhibit 99.1

South African Constitutional Court issues further directions for SASSA tender process

Johannesburg, February 25, 2015 – Net 1 UEPS Technologies, Inc. (the “Company”) (NasdaqGS: UEPS; JSE: NT1) today provided a further update on the SASSA tender process.

Further to the directions provided by the South African Constitutional Court (“Court”) as described in the Company's press releases dated February 6, 11 and 18, 2015, the Court issued the following further directions today:

1.	The litigating parties are directed to file short written arguments by March 6, 2015 on the following issues:

a.

Whether an extension to allow for the further amendment of the amended Request for Proposal (“RFP”) filed on December 20, 2014, arising from any legislative change to the legal framework existing when the remedial order granted by the Court was made, is competent; and

	b.	If not, the parties’ final submissions on the validity of the amended RFP.

2.	The matter is set down for a hearing on these issues on March 19, 2015.

3.	The original deadline of February 27, 2015 for the submission of bids is suspended pending determination of the issues in (1) above.

4.	Further directions may be issued.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com